August 1, 2003


Board of Trustees
Cullen Funds Trust
645 Fifth Avenue
New York, NY 10022

Re: Subscription for Shares of the Cullen High Dividend Equity Fund (the "Fund")
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Dear Trustees:

     James P. Cullen offers to purchase from Cullen Funds Trust 10,000 shares of beneficial interest of the Fund at a price of $10.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid and non-assessable upon issuance of such shares and receipt of said payment by the Fund.

     These  shares  are  not  being   purchased   with  any  present  intent  of
distributing or reselling the same to the public, and will be held for investment by Cullen Funds Trust.

                                   Sincerely,
                                   /s/ James P. Cullen
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                                   James P. Cullen


Accepted and Agreed to this 1st
day of August, 2003.

Cullen Funds Trust

By: /s/ John C. Gould
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Name:     John C. Gould
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Title:    Executive Vice President
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